Exhibit 10.15

AGNC INVESTMENT CORP.
2016 EQUITY AND INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is entered into as of [________] (the “Date of Grant”), by and between AGNC Investment Corp., a Delaware corporation (the “Company”), and [________] (“Grantee”).

1.
Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2016 Equity and Incentive Compensation Plan (the “Plan”). As used in this Agreement:

(a)“Disability” has the meaning set forth in the Employment Agreement.
(b)“Employment Agreement” means [________].
(c)“Manager” means AGNC Mortgage Management, LLC.
(d)“Re-Externalization” means a sale, merger or other transaction that results in the transfer or issuance of a majority of the outstanding equity interests of the Manager or AGNC Management, LLC to a person or entity other than a Subsidiary of the Company.
(e)“Replacement Award” means an award (i) of the same type (e.g., time-based restricted stock units) as the RSUs (as defined in Section 2 hereof) covered by this Agreement, (ii) that has a value at least equal to the value of the RSUs covered by this Agreement, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control, (iv) the tax consequences of which to Grantee under the Code are not less favorable to Grantee than the tax consequences of the RSUs covered by this Agreement and (v) the other terms and conditions of which are not less favorable to Grantee than the terms and conditions of the RSUs covered by this Agreement (including the provisions that would apply in the event of certain terminations of employment and a subsequent Change of Control or, if the surviving entity is internally managed, an externalization of management). A Replacement Award may be granted only to the extent it does not result in the RSUs covered by this Agreement or the Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the RSUs covered by this Agreement if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 1(e) are satisfied will be made by the Committee, as constituted immediately prior to the Change of Control, in its sole discretion.
(f)“Retirement” has the meaning set forth in the Employment Agreement.
(g)“Termination For Good Reason” has the meaning set forth in the Employment Agreement.
(h)“Termination Without Cause” has the meaning set forth in the Employment Agreement.
2.Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to Grantee [_____] Restricted Stock Units (the “RSUs”). Each RSU shall represent the right of Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.
3.Restrictions on Transfer of RSUs. Neither the RSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such RSUs shall be transferable prior to payment to Grantee pursuant to Section 7 hereof, other than as described in Section 15 of the Plan.
4.Vesting. The RSUs covered by this Agreement shall become nonforfeitable and payable to Grantee pursuant to Section 7 hereof with respect to one-third (1/3) of the RSUs granted pursuant to this Agreement on each of [________], [________] and [________] (each such date, an “Applicable Vesting

Date”) if Grantee remains continuously employed by the Company or any of its Subsidiaries (or any of their successors) as of each such date.
5.Accelerated Vesting. Notwithstanding the provisions of Section 4 hereof, all of the RSUs covered by this Agreement that have not already vested and become nonforfeitable pursuant to Section 4 hereof will become nonforfeitable and payable to Grantee pursuant to Section 7 hereof earlier than the time provided in Section 4 hereof upon the occurrence of the earliest of any of the following events:
(a)While Grantee is continuously employed by the Company or any of its Subsidiaries (or any of their successors), Grantee’s employment with the Company or any of its Subsidiaries (or any of their successors) terminates as a result of: (i) Grantee’s death, (ii) Grantee’s Disability (pursuant to subparagraph 5(b)(ii) of the Employment Agreement), (iii) a Termination Without Cause, (iv) a Termination For Good Reason, or (v) Grantee’s Retirement on or after [________]; provided however, that with respect to any RSUs granted to Grantee in the calendar year in which the Retirement occurs, such accelerated vesting pursuant to this subparagraph 5(a)(v) shall only apply to a pro-rated portion of such RSUs in an amount equal to the total number of RSUs granted to Grantee in the calendar year of Retirement multiplied by a fraction, the numerator of which will equal the number of full calendar months in the year of the Retirement that Grantee was employed prior to the Retirement and the denominator of which will equal twelve (12); provided further that such accelerated vesting pursuant to this subparagraph 5(a)(v) shall not apply to any RSUs unless Grantee complies with all restrictive covenant obligations as set forth in paragraph 7 of the Employment Agreement as if in effect through the date on which such RSUs are paid.
(b)While Grantee is continuously employed by the Company or any of its Subsidiaries (or any of their successors), a Change of Control occurs and a Replacement Award is not provided to Grantee on the date of such Change of Control.
6.Forfeiture. Except to the extent the RSUs covered by this Agreement have become nonforfeitable pursuant to Section 4 or Section 5 hereof, the RSUs covered by this Agreement shall be forfeited automatically and without further notice, and shall no longer be considered covered by this Agreement, on the date on which Grantee ceases to be employed by the Company or any of its Subsidiaries, the Manager (including following a Re-Externalization) or any of its subsidiaries or any of their respective successors.
7.Form and Time of Payment of RSUs.
(a)Form. Payment in respect of the RSUs, after and to the extent they have become nonforfeitable pursuant to Section 4 or Section 5 hereof, shall be made in the form of shares of Common Stock. Payment shall only be made in whole shares of Common Stock; any fractional shares shall be paid to Grantee in cash. The Company’s obligations to Grantee with respect to the RSUs will be satisfied in full upon the issuance of the shares of Common Stock (or, with respect to fractional shares, upon the payment in cash) corresponding to such RSUs.

(b)	Timing.
(i)RSUs that become nonforfeitable pursuant to Section 4 hereof shall be paid within ten (10) days following the date on which such RSUs become nonforfeitable.
(ii)RSUs to the extent vested on such date or event (whether vested by virtue of such date, event or otherwise) will become payable on the earliest to occur of the following:

(A)	the Applicable Vesting Date, with payment within ten (10) days following such date;

(B)
the date that Grantee experiences a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of Code (including by reason of Retirement), with payment on the first payroll date following the 60th day after such date; provided, however, that if Grantee is a “specified employee” as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, then payment for the RSUs shall be made on the earlier of the first day of the seventh month after the date of Grantee’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code or the Grantee’s death; further provided, that Grantee (or, if applicable, his estate) shall have first executed and not revoked the release described in subparagraph 6(f) of the Employment Agreement in accordance with the requirements of subparagraph 6(f) of the Employment Agreement;

(C)
the date of a Change of Control that constitutes a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A(a)(2)(A)(v) of the Code (such circumstances, a “409A Change of Control”), with payment within ten (10) days following such date; provided, that if a Change of Control occurs and it does not constitute a 409A Change of Control, payment for the RSUs shall not be made until the next event to occur as set forth in this Section 7(b)(ii); and

(D)	the date of Grantee’s death.
Notwithstanding the foregoing, if Grantee has made a permitted deferral election with respect to any RSUs covered by this Agreement, such RSUs shall be paid at the time set forth in such deferral election.

8.	Dividend Equivalents; Other Rights.
(a)From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid to Grantee in accordance with Section 7 hereof or (ii) the time when Grantee’s right to receive shares of Common Stock in payment of the RSUs is forfeited in accordance with Section 6 hereof, on the date that the Company pays a cash dividend (if any) or other cash distribution to holders of shares of Common Stock generally, Grantee shall be entitled to a number of additional RSUs determined by dividing (A) the product of (x) the dollar amount of such cash dividend or other cash distribution paid per share of Common Stock on such date and (y) the total number of RSUs (including dividend equivalents credited thereon) previously credited to Grantee pursuant to this Agreement as of such date, to the extent such RSUs have not become nonforfeitable and paid to Grantee in accordance with Section 7 hereof, by (B) the Market Value per Share on such date. Such dividend equivalents (if any) shall be subject to the same applicable terms and conditions (including vesting, forfeitability, dividend equivalents and payment) as apply to the RSUs as to which the dividend equivalents were credited.
(b)Grantee shall have no rights of ownership in the shares of Common Stock underlying the RSUs and no right to vote the shares of Common Stock underlying the RSUs until the date on which the shares of Common Stock underlying the RSUs are issued or transferred to Grantee pursuant to Section 7 hereof.
(c)The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock or pay cash in the future, and the rights of Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
9.No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of Grantee.

10.Adjustments. The number of shares of Common Stock issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.
11.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to Grantee of shares of Common Stock or any other payment to Grantee or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that Grantee make arrangements satisfactory to the Company for payment of, the balance of such taxes or other amounts required to be withheld, as described more fully below. The Company shall satisfy such withholding requirement by retaining a portion of the shares of Common Stock to be delivered to Grantee. With prior approval by the Committee, Grantee may elect that all or any part of such withholding requirement be satisfied by other means, including by delivering to the Company other shares of Common Stock held by Grantee (or proceeds from the sale thereof) or cash. Any shares of Common Stock used for withholding hereunder will be valued at an amount equal to the Market Value per Share of such shares of Common Stock on the date of payment pursuant to Section 7 hereof. In no event will the amount that is withheld pursuant to this Section 11 to satisfy applicable withholding taxes exceed the maximum statutory tax rates applicable with respect to Grantee.
12.Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any of the shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
13.Clawback. The RSUs shall be subject to the Company’s Clawback Policy, as in effect on the Date of Grant, as may be amended or supplemented from time to time as a result of the Board’s good faith anticipation of (and in accordance with the proposed rules regarding), or in order to comply with, the final rules or regulations adopted by the U.S. Securities and Exchange Commission and the Nasdaq Stock Market that implement the incentive-based compensation recovery requirements set forth in Section 10D of the Exchange Act, as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other applicable legal requirements or listing standards that may be enacted and in effect from time to time. In addition, in the event that Grantee breaches any provision of subparagraphs 7(a) and 7(b) of the Employment Agreement, Grantee shall forfeit any right to receive shares of Common Stock with respect to RSUs that have vested pursuant to Section 5(a) hereof (to the extent such shares have not yet been delivered), and, in the event that such shares have been delivered, the Company shall be entitled to recoup such shares and the gross proceeds from any sale of such shares by Grantee. Such forfeiture or recoupment shall be in addition to, not in substitution of, any other remedies that the Company and its Subsidiaries may have with respect to such breach.
14.Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries (or any of their successors) and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries (or any of their successors).
15.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of Grantee under this Agreement without Grantee’s written consent and (b) Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure exemption from or compliance with Section 409A of the Code or Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities Exchange Commission or any national securities exchange or national securities association on which the Common

Stock may be traded, including as a result of the implementation of, or modification to, any clawback policy the Company adopts, or has adopted, to comply with the requirements set forth in Section 10D of the Exchange Act or as provided for in subparagraph 4(f) of the Employment Agreement.
16.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
17.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. To the extent not expressly set forth in this Agreement, the terms of the Plan shall govern.
18.Acknowledgement. Grantee acknowledges that Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
19.Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.
20.Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
21.Notices. Any notice to the Company provided for herein shall be in writing (including electronically) to the Company, marked Attention: General Counsel, and any notice to Grantee shall be addressed to Grantee at Grantee’s address on file with the Company at the time of such notice. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).
22.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
23.Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to comply with or be exempt from Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee). Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
24.Counterparts. This Agreement may be executed in one or more counterparts (including facsimile and other electronically transmitted counterparts), each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has executed this Agreement, as of the Date of Grant.

AGNC INVESTMENT CORP.

By:
Name:
Title:

GRANTEE’S SIGNATURE

Print Name: __________________________